Exhibit 21

List of Significant Subsidiaries

As of December 31, 2009

Listed below are subsidiaries of Philip Morris International Inc. (the “Company”) as of December 31, 2009 and their state or country of organization. This list omits the subsidiaries of the Company that in the aggregate would not constitute a “significant subsidiary” of the Company, as that term is defined in Rule 1-02(w) of Regulation S-X.

Name	State or Country of Organization
Philip Morris International Management SA	Switzerland
Philip Morris Products S.A.	Switzerland
Philip Morris GmbH	Germany
PT Hanjaya Mandala Sampoerna Tbk.	Indonesia
ZAO Philip Morris Izhora	Russia
PHILSA Philip Morris Sabanci Sigara ve Tutunculuk Sanayi ve Ticaret A.S.	Turkey
Philip Morris Japan Kabushiki Kaisha	Japan
Philip Morris (Australia) Limited	Australia
Philip Morris Mexico, Sociedad Anónima de Capital Variable	Mexico
Philip Morris Holland B.V.	Holland
Tabaqueira II, S.A.	Portugal
Philip Morris Holland Holdings B.V.	Holland
Philip Morris Finance S.A.	Switzerland
Rothmans, Benson & Hedges Inc.	Canada
FTR Holding S.A.	Switzerland
Philip Morris International Investments Inc.	Delaware